Exhibit 99.2

Date:	August 21, 2025
Addressed to:	Aigo Holding Limited 4th floor, Building No. 26, Ju Yuan Zhou Garden, Jinshan Industrial Zone, 618 Jinshan Avenue, Jianxin Town, Fuzhou City, Fujian Province, China 350028

Re:	Legal Opinions of Certain PRC Law Matters in relation to the Proposed Offering and Listing of Aigo Holding Limited on Nasdaq

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC legal counsel to Aigo Holding Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares (the “Listing”) on the Nasdaq Global Market (the “Nasdaq”).

A. Documents and Assumptions

1.	In rendering this opinion, we have carried out due inquiry and examined copies of the Registration Statement and other documents, including but not limited to documents related to obtaining the Filing Notice (as defined below) (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies (as defined below), the Company and appropriate representatives of the Company and the PRC Entities (as defined below).

2.	In rendering this opinion, we have assumed without further inquiry or investigation that (the “Assumptions”):

(1)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Entities, (a) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Entities, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(3)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Entities in connection with this opinion are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(8)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Entity from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

1.	“CSRC” means the Chinese Securities Regulatory Commission;

2.	“Encumbrances” means any lien, mortgage, pledge, charge, encumbrance, security interest, claim or any other third party right ;

3.	“Filing Notice” means the Notice of Filing for Overseas Listing of AIGO HOLDING LIMITED as published on the CSRC website on March 18, 2025;

4.	“Governmental Agency/Agencies” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC;

5.	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

6.	“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by six PRC Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009 ;

7.	“Material Adverse Effect” means a material adverse effect on the financial or trading position, condition (financial or otherwise), prospects, results of operations, business, management or general affairs of the Company;

8.	“PRC Entities” means Fuzhou Aigou Juxing Investment Co. Ltd. (“WFOE”) and its wholly-owned and holding subsidiaries: (i) Fuzhou Aigostar Optoelectronic Technology Co., Ltd, (“Fuzhou Aigostar”) , (ii) Fuzhou Xingyishi Electronic Commerce Co. Ltd.,（iii） Fuzhou Infinite Information Technology Co., Ltd., and each, a “PRC Entity”;

9.	“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislation of the PRC effective and available to the public as of the date hereof;

10.	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement;

11.	“Reporting Period” refers to the years ended December 31, 2023 and 2024;

12.	“RMB” refers to the legal currency of the PRC;

13.	“SAFE” means State Administration of Foreign Exchange;

14.	“SAFE Circular 37” means Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles, as promulgated by the SAFE and taking effect on July 4, 2014; and

15.	“Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the CSRC on February 17, 2023, and took effect on March 31, 2023.

C. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Incorporation and Structure of PRC Entities

To the best of our knowledge after due inquiry, each of the PRC Entities is duly incorporated, validly existing and in good standing under the PRC Laws. Each of the PRC Entities has received all necessary Governmental Authorizations to own, lease and use its assets and properties and to conduct its business in the manner described in the Registration Statement and the Prospectus. There is no legal obstacle to the continued operation of each of the PRC Entities. Each of the PRC Entities has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As confirmed by the Company, as at the date of this opinion, the PRC Entities are not in receipt of any letter or notice from any government authorities notifying any such Governmental Authorizations is or will be void, or nullified due to any reasons and the PRC Entities are not aware of any reason that would cause them to believe that any of such Governmental Authorizations is likely to be revoked, suspended, canceled, or withdrawn or (where applicable) cannot be renewed upon its expiry date.

The organizational structure of each PRC Entity is valid and in full compliance with the applicable PRC Laws. To the best of our knowledge after due inquiry, the articles of association of each PRC Entity have been duly approved and filed in accordance with the laws of the PRC and are valid. The business scope specified in the articles of association of each PRC Entities complies in all material respects with the requirements of all applicable PRC Laws. The operation of business by and the term of operation of the PRC Entities in accordance with the articles of association is in compliance in all material respects with applicable PRC Laws.

Each shareholder of each PRC Entity has obtained all Governmental Authorizations required under PRC Laws in relation to its ownership interest in such PRC Entity free and clear of all pledges, charges, restrictions upon voting or transfer or other Encumbrances or claims.

2.	Filing of Securities Offering and Listing

On February 17, 2023, the CSRC promulgated the Trial Measures and the related guidelines, which became effective on March 31, 2023. According to the Trial Measures, as the PRC Entities accounted for more than 50% of the Company’s consolidated revenues, profit, total assets or net assets for the Reporting Period, and the key components of the Company’s operations are carried out in the PRC, this Offering will be considered an indirect offering and the Company is subject to the filing requirements under the Trial Measures in connection with the Offering. The Company has completed the filing procedure for the Offering with the CSRC in compliance with the Trial Measures and the Filing Notice was published by the CSRC on its website on March 18, 2025.

3.	M&A Rules

The CSRC approval under the M&A Rules is not required in the context of the Offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings, such as the Offering, are subject to the M&A Rules; and (ii) the Company established WFOE by means of direct investment rather than by merger with or acquisition of PRC domestic companies. On June 17, 2024, when WFOE acquired 100% equity interest of Fuzhou Aigostar from its then four shareholders, Fuzhou Aigostar was not a “domestic company” as defined under the M&A Rules, thus, this acquisition was not required to be approved by the Ministry of Commerce. We are of the opinion that the issue and sale of the Ordinary Shares by the Company and the Listing on the Nasdaq, do not require any Governmental Authorization under the M&A rules. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

4.	Legal Proceedings

To the best knowledge after due inquiry, as of the date of this opinion, none of the PRC Entities has been involved in any legal or administrative proceedings that may have a Material Adverse Effect on the Company’s business, balance sheet, operating performance and cash flow.

To the best knowledge after due inquiry, (i) there has been no meeting convened and no order, petition or resolution passed for the winding-up, dissolution, liquidation, administration, amalgamation, reconstruction, reorganization, merger or consolidation or any analogous procedure of the PRC Entities, or the appointment of a receiver of their assets; (ii) there is no action or legal, administrative, arbitration or other proceedings pending in the PRC to which any of the PRC Entities is a party, which might result in the winding-up, dissolution or liquidation of any of the PRC Entities, or the appointment of a receiver in respect of any of their property or assets; (iii) no notice of appointment of any receiver, administrator, liquidator, trustee, custodian or other similar officer has been served in respect of any of the PRC Entities; (iv) none of the PRC Entities has taken any action nor have any steps been taken, or are being taken, or legal proceedings been started against any of the PRC Entities for the suspension, withdrawal, revocation or cancellation of the business licence of any of the PRC Entities; and (v) no judgment has been rendered declaring any of the PRC Entities bankrupt or involved in an insolvency proceeding.

5.	Transfer of funds

The PRC Laws do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations for ordinary production and business purposes. The Company or the PRC Entities have not been notified of any other restriction which could limit the Company’s PRC subsidiaries’ ability to transfer cash between them within PRC.

Except as described in the Registration Statement and the Prospectus, the PRC Entities are not currently prohibited, directly or indirectly, from paying any dividends or making any other distribution on their shares or share capital or similar ownership interest, from making or repaying any loans or advances, or from transferring any of its properties or assets to the Company under the PRC Laws.

Except as described in the Registration Statement and the Prospectus, there are no exchange control formalities or approvals required for all forms of payments or capital transfers, which would prevent the PRC Entities from paying dividends or other distributions to its shareholders.

6.	Taxation

To the best of our knowledge after due inquiry, none of the PRC Entities has been investigated, alleged or penalized by local tax authorities for any non-compliance with PRC tax laws. Any such non-compliance might result in tax assessments or penalties imposed for late payment of PRC taxes, which would, individually or in the aggregate, have a Material Adverse Effect. The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

7.	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if such PRC courts decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

8.	Foreign Exchange Registration of Overseas Investment by PRC Residents

Each PRC domestic resident shareholder of the Company has completed the relevant registration or filing procedures under the SAFE Circular 37 for their ownership interest in the Company.

9.	Real Property

(1) Self-owned Property

Based on the real estate certificates provided by the PRC Companies, the search certificate documents issued by the competent authorities where the real estate is located, and its confirmation, as of the date of this opinion, Fuzhou Aigostar owns one property (“Property”), the basic detail of which is as follows:

Certificate No.	Min (2017) Fuzhou Real Estate Certificate No. 9030857
Right Holder	Fuzhou Aigostar
Location of the Property	4th Floor, Building 26, Juyuanzhou Park, Jinshan Industrial Zone, No. 618 Jinshan Avenue, Jianxin Town, Cangshan District
Right Type	State-owned construction land use right / House ownership
Use	Industrial land / Industrial plant
Area (m2)	Land area: 1,201.1; Building area: 1,745.17
Expiry Date	Until June 28, 2057
Method of acquisition	Purchase
Encumbrance	Pledged to Industrial Bank Co., Ltd., Fuzhou Branch under the Maximum Amount Mortgage Contract (No. Shou JA2022082-DB3)

Fuzhou Aigostar, as the legal owner of the Property, shall have the right to use, transfer, lease, mortgage, or otherwise dispose of the Property in compliance with applicable laws and regulations, provided that the mortgage contract relating to the Property is duly observed. The ownership rights and interests of Fuzhou Aigostar in the Property are protected by the PRC laws, without prejudice to any rights of the mortgagee under the mortgage contract.

(2) Leased Property

The PRC Entities presently lease several premises in China. The tenancy relationship between the PRC Entities as lessees and their respective lessors remains valid throughout their respective tenancy periods. Among them, with respect to (1) the 5th-floor rooftop structure of about 900 square meters of Building 26, Juyuanzhouyuan, Jinshan Industrial Zone, No. 618 Jinshan Avenue, Jianxin Town, Cangshan District, Fuzhou, with a lease term from March 13, 2024 to March 12, 2027; and (2) the 5th-floor rooftop structure of about 400 square meters in Building 26, Juyuanzhouyuan, Jinshan Industrial Zone, No. 618 Jinshan Avenue, Jianxin Town, Cangshan District, Fuzhou, with a lease term from April 1, 2024 to March 31, 2027, which form part of the leased property interests of Fuzhou Aigostar, the lessors do not hold any legal title certificates in compliance with the PRC Laws. This lack of certification may render the lease contracts invalid, which would adversely affect the Company.

Furthermore, under the PRC laws, all lease agreements are required to be registered with the local housing authorities. As of the date of this opinion, the lease agreements entered into by the PRC Entities have not been registered with the relevant authorities, which would expose the relevant PRC Entities to potential monetary fines ranging from RMB1,000 to RMB10,000.

10.	Intellectual Property

Each of the PRC Entities has good and unencumbered title to such intellectual properties, including trademarks, patents, domain names, and copyrights, during the Reporting Period and are material to the operation and business of the PRC Entities.

To the best of our knowledge after due inquiry, (i) each of the PRC Entities owns, or has rights to use under licence, all such intellectual properties free and clear in all material respects of all Encumbrances; (ii) there are no actions, suits or proceedings (legal, administrative, governmental, arbitral or otherwise) current, pending, or threatened in the PRC, which are against or affecting such intellectual properties, whether or not arising in the ordinary course of business, which would, individually or in the aggregate, have a Material Adverse Effectt; and (iii) the PRC Entities have not received any notice of infringement of or conflict with any intellectual property rights of others (registered or otherwise) which, in either case, individually or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would result in a Material Adverse Effect on the PRC Entities.

11.	No Sovereign Immunity

Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

12.	PRC Laws

All statements set forth in the Registration Statement and the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Business”, “Our Corporate Structure”, “Regulations”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Taxation” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

In the course of acting as counsel to the Company in connection with the preparation by the Company of the Registration Statement, we reviewed the Registration Statement and participated in conferences and telephone conversations with officers and other representatives of the Company and PRC Entities, the registered public accounting firms and other legal counsels for the Company, during which conferences and conversations the contents of the Registration Statement, and related matters were discussed. We also reviewed and relied upon certain corporate records and documents and accountants and oral and written statements of officers and other representatives of the Company and PRC Entities and others as to the existence and consequence of certain factual and other matters. Based on our participation, review and reliance as described above, nothing has come to our attention that would cause us to believe that (i) the Registration Statement (with respect to PRC Laws, legal matters or governmental and regulatory proceedings or contracts or other documents governed by PRC Laws) as of the date of this opinion contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

D. The foregoing opinion is further subject to the following qualifications:

1.	Our opinion is limited to the PRC Laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

2.	The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or the longer term with or without retrospective effect;

3.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

4.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above;

5.	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently; and

6.	As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry in the legal due diligence based on the information provided or confirmed by the Company and our research from the public official resources. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Entities and Governmental Agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is rendered at the request of and solely for the benefit of Aigo Holding Limited in connection with the above matters. This Opinion may not be relied upon, quoted or referred to for any other purpose or released upon by or furnished to any other person without our prior written consent. Notwithstanding the foregoing, you may furnish a copy of this opinion (a) if required by any applicable law or regulation, or (b) to any court, governmental, or regulatory authority having jurisdiction over you if required by such authority.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Fuzhou)
Beijing Dacheng Law Offices, LLP (Fuzhou)